June 5, 2018

Trust for Professional Managers
615 East Michigan Street
Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated January 28, 2015 regarding the sale of Class A and Institutional Class shares of the CrossingBridge Long/Short Credit Fund (f/k/a the Collins Long/Short Credit Fund), a series of Trust for Professional Managers.  In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.